Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES QUARTERLY AND ANNUAL EARNINGS

JACKSONVILLE, FLA., March 29/PRNewswire-First Call/—Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (“Bank”), reported a net loss for the fourth quarter of 2010 of $9.1 million, or $2.42 per basic and diluted common share, compared to fourth quarter 2009 net income of $256 thousand, or $.15 per diluted common share. The Company also reported an annual net loss for 2010 of $11.4 million, or $5.07 per basic and diluted common share, compared to net income of $76 thousand, or $.04 per diluted common share, in 2009. Book value and tangible book value per common share at December 31, 2010 was $8.81 and $6.28, respectively.

Total assets were $651.8 million at December 31, 2010, compared to $438.8 million at December 31, 2009. Net loans, excluding loans classified as held for sale, increased 30.1% to $499.7 million as of December 31, 2010, compared to $384.1 million as of December 31, 2009. Total deposits increased 51.7% to $562.2 million as of December 31, 2010, compared to $370.6 million as of December 31, 2009.

On November 16, 2010, Bancorp acquired Atlantic BancGroup, Inc. (“ABI”) pursuant to an agreement and plan of merger that provided for the merger of ABI with and into Bancorp. The merger agreement also included the consolidation of ABI’s wholly owned subsidiary, Oceanside Bank, into the Bank. Under the terms of the merger agreement, ABI shareholders received 0.2 shares of Bancorp common stock and $0.67 in cash for each share of ABI common stock. A total of 249,483 shares were issued to ABI shareholders. The ABI merger increased our branch locations from five full-service branches to eight full-service branches (and one drive-thru only branch, which we subsequently closed as of March 1, 2011) as well as expanded our geographic footprint into the Jacksonville Beach market.

Also on November 16, 2010, and immediately following the ABI merger, Bancorp completed the sale of 3,888,889 shares of its common stock to four accredited investors at a purchase price of $9.00 per share pursuant to a stock purchase agreement. This financing was led by CapGen Capital Group IV LP (“CapGen”) and resulted in total gross proceeds of $35.0 million to Bancorp. The amount of cash raised was directly tied to the amount of additional capital Bancorp needed in order to obtain regulatory approval to consummate the merger with ABI. The net proceeds from the sale after offering expenses were $34.7 million and were used to fund the merger and integration of ABI and Oceanside Bank into the Company. The merger with ABI is the key driver of increased loan and deposit balances in 2010.

The Bank continued to exceed regulatory standards of being “well capitalized” with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 10.4%, 9.1% and 9.0%, respectively, at December 31, 2010.

Price Schwenck, CEO of the Company and Executive Chairman of the Bank, made these comments: “At today’s date, just four months after the consummation of the merger and capital raise, we are very pleased with where we are. The core systems conversion and overall integration of the two companies has gone extremely well. There has been virtually no disruption to our customer base. Additionally, the Company successfully executed its strategy to dispose of $40 million in troubled assets during this same time frame. While this carefully planned initiative was quite expensive, it has significantly improved the health of our balance sheet. We remain not only well capitalized but well positioned in our quest to be the most highly regarded and extraordinary community bank in Northeast Florida.”

Nonperforming assets were $40.8 million, or 6.3% of total assets, compared to $12.8 million, or 2.9% of total assets in 2009. During the fourth quarter and year, the Bank recorded $11.9 million and $17.0 million, respectively, in provision for loan losses, increasing the loan loss reserve to 2.55% from 1.75% a year earlier.

	December 31,
	2010	2009
	(Dollars in thousands)

Nonaccruing loans (1)	$35,017	$8,745
Loans past due over 90 days still on accrual	—	—

Total nonperforming loans (1)	35,017	8,745
Foreclosed assets, net	5,733	4,011

Total nonperforming assets	40,750	12,756

Allowance for loan losses	$13,069	$6,854

Nonperforming loans and foreclosed assets as a percent of total assets (1)	6.25%	2.91%

Nonperforming loans as a percent of gross loans (1)	6.83%	2.24%

Loans past due 30-89 days, still accruing (1)	$12,527	$5,308

(1)	Nonperforming loans and loans past due exclude amounts classified as loans held for sale as of December 31, 2010.

The increase in loans past due 30-89 days still accruing interest, is primarily being driven by the loans acquired as a result of the merger with ABI as well as the continued softening of the economy throughout 2010.

As a result of the Company’s strategy to strengthen its balance sheet by lowering the amount of substandard assets, the Bank sold 40 substandard loans on February 8, 2011 for $13.9 million through a bulk sale. These loans were classified as held for sale on the Company’s consolidated balance sheet as of December 31, 2010 at their fair value.

The Company had net loan charge-offs of $7.8 million and $10.9 million during the quarter and year, respectively, compared to $648 thousand and $2.2 million during the same periods in the prior year. The increase in net loan charge-offs for the fourth quarter and year is attributable to a charge-off of $6.8 million in the fourth quarter related to loans classified as held for sale which are recorded at the lower of cost or fair value. The remaining increase is primarily the result of continued foreclosures and disposition strategies as discussed above.

Gilbert J. Pomar, III, President of the Company stated, “2010 was a transitional and, quite possibly, the most important year in our Company’s history. We are now better positioned to increase franchise value and focus our efforts on creating value for all of our stakeholders.”

Net interest income for the fourth quarter of 2010 increased to $4.8 million, compared to the $3.7 million earned in the fourth quarter of 2009. Interest income for the quarter increased $935 thousand when compared to the prior quarter as a result of the merger with ABI. Interest expense for the quarter declined by $237 thousand compared to the prior year’s quarter, as a result of the low interest rate environment. The net interest margin was 3.77% and 3.52% for the quarter and year, respectively, compared to 3.47% and 3.23% for the comparable periods in 2009. The increase is mainly the result of the Company focusing on core deposit initiatives and reducing the rates paid on these funding sources. Brokered deposits were $22.0 million, or 3.9% of total deposits, at December 31, 2010, compared to $35.7 million, or 9.6% of total deposits, at December 31, 2009.

Noninterest income increased from $841 thousand for the 12-month period in 2009 to $1.2 million for the same period in 2010. The increase was principally the result of an increase in miscellaneous fee income as a result of the merger with ABI as well as increased earnings on our BOLI policy.

Noninterest expense increased $7.1 million, or 71.5%, for the year ended December 31, 2010, compared to 2009. During 2010, the Company recorded approximately $2.0 million in merger and capital raise-related expenses as a result of the merger with ABI. Additionally, expenses related to foreclosed assets increased from $73,000 in 2009 to $3.4 million for 2010. The remainder of the expense increase was primarily attributable to the acquisition of ABI during the fourth quarter.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $652 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended
	December 31, 2010 (1)	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Earnings Summary

Total interest income	$6,752	$5,666	$5,749	$5,795	$5,817
Total interest expense	1,914	1,926	2,222	2,220	2,151

Net interest income	4,838	3,740	3,527	3,575	3,666
Provision for loan losses	11,894	799	1,920	2,375	1,046

Net interest income (loss) after provision for loan losses	(7,056)	2,941	1,607	1,200	2,620
Noninterest income	341	299	286	248	230
Noninterest expense	6,730	3,865	3,443	3,086	2,502

Income (loss) before income tax	(13,445)	(625)	(1,550)	(1,638)	348
Income tax provision (benefit)	(4,331)	(276)	(558)	(650)	92

Net income (loss)	$(9,114)	$(349)	$(992)	$(988)	$256

Summary Average Balance Sheet

Loans, gross	$453,057	$381,282	$387,961	$391,073	$392,219
Securities	46,600	27,925	27,327	25,340	26,033
Other earning assets	8,958	2,208	17,384	10,037	941

Total earning assets	508,615	411,415	432,672	426,450	419,193
Other assets	44,078	23,922	20,656	21,416	19,669

Total assets	$552,693	$435,337	$453,328	$447,866	$438,862

Interest bearing liabilities	$441,106	$367,957	$384,776	$377,395	$364,871
Other liabilities	68,444	42,177	42,380	43,105	46,919
Shareholders’ equity	43,143	25,203	26,172	27,366	27,072

Total liabilities and shareholders’ equity	$552,693	$435,337	$453,328	$447,866	$438,862

Per Share Data

Basic earnings per share	$(2.42)	$(0.20)	$(0.57)	$(0.56)	$0.15
Diluted earnings per share	$(2.42)	$(0.20)	$(0.57)	$(0.56)	$0.15
Basic weighted average shares outstanding	3,761,970	1,750,197	1,749,443	1,748,832	1,749,280
Diluted weighted average shares outstanding	3,761,970	1,750,197	1,749,443	1,748,832	1,750,112
Book value per basic share at end of period	$8.81	$14.07	$14.30	$14.98	$15.59
Total shares outstanding at end of period	5,888,809	1,750,437	1,750,437	1,749,526	1,749,243
Closing market price per share	$7.38	$7.77	$10.90	$10.00	$9.49

Selected Ratios

Return on average assets	-6.54%	-0.32%	-0.88%	-0.89%	0.23%
Return on average equity	-83.81%	-5.49%	-15.20%	-14.64%	3.75%
Average equity to average assets	7.81%	5.79%	5.77%	6.11%	6.17%
Tangible common equity to tangible assets	5.81%	5.76%	5.54%	5.79%	6.21%
Interest rate spread	3.55%	3.38%	3.00%	3.12%	3.17%
Net interest margin	3.77%	3.61%	3.27%	3.40%	3.47%
Allowance for loan losses as a percentage of total loans (2)	2.55%	2.35%	2.16%	1.95%	1.75%
Allowance for loan losses as a percentage of NPL’s (2)	37.32%	56.45%	128.17%	102.90%	78.38%
Ratio of net charge offs as a percentage of average loans	6.78%	0.13%	1.33%	1.67%	0.66%
Efficiency Ratio	129.95%	95.69%	90.30%	80.72%	64.22%

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held for sale as of December 31, 2010

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

Summary Balance Sheet	December 31, 2010(1)	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Cash and cash equivalents	$20,297	$4,542	$23,131	$19,217	$5,647
Securities	66,262	25,978	28,648	26,513	25,371
Loans held for sale	13,910	—	—	—	—
Loans, net	499,696	370,498	373,885	382,983	384,133

Goodwill	12,498	—	—	—	—

Other intangible assets, net	2,376	—	—	—	—

All other assets	36,794	26,812	26,564	23,662	23,660

Total assets	$651,833	$427,830	$452,228	$452,375	$438,811
Deposit accounts	$562,187	361,436	391,698	$385,944	$370,635
All other liabilities	37,787	41,762	35,499	40,220	40,908
Shareholders’ equity	51,859	24,632	25,031	26,211	27,268

Total liabilities and shareholders’ equity	$651,833	$427,830	$452,228	$452,375	$438,811

(1)	Amounts include merger with ABI

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	Twelve Months Ended
	December 31, 2010 (1)	December 31, 2009
Earnings Summary

Total interest income	$23,962	$23,204
Total interest expense	8,282	9,729

Net interest income	15,680	13,475
Provision for loan losses	16,988	4,361

Net interest income (loss) after provision for loan losses	(1,308)	9,114
Noninterest income	1,174	841
Noninterest expense	17,124	9,983

Loss before income tax	(17,258)	(28)
Income tax benefit	(5,815)	(104)

Net income (loss)	$(11,443)	$76

Summary Average Balance Sheet

Loans, gross	$403,453	$389,208
Securities	31,846	27,180
Other earning assets	9,623	712

Total earning assets	444,922	417,100
Other assets	27,570	17,170

Total assets	$472,492	$434,270

Interest bearing liabilities	$392,915	$363,809
Other liabilities	49,077	43,451
Shareholders’ equity	30,500	27,010

Total liabilities and shareholders’ equity	$472,492	$434,270

Per Share Data

Basic earnings per share	$(5.07)	$0.04
Diluted earnings per share	$(5.07)	$0.04
Basic weighted average shares outstanding	2,256,750	1,748,683
Diluted weighted average shares outstanding	2,256,750	1,749,165
Book value per basic share at end of period	$8.81	$15.59
Total shares outstanding at end of period	5,888,809	1,749,243
Closing market price per share	$7.38	$9.49

Selected Ratios

Return on average assets	-2.42%	0.02%
Return on average equity	-37.52%	0.28%
Average equity to average assets	6.46%	6.22%
Tangible common equity to tangible assets	5.81%	6.21%
Interest rate spread	3.28%	2.89%
Net interest margin	3.52%	3.23%
Allowance for loan losses as a percentage of total loans(2)	2.55%	1.75%
Allowance for loan losses as a percentage of NPL’s(2)	37.32%	78.38%
Ratio of net charge offs as a percentage of average loans	2.67%	0.57%
Efficiency Ratio	101.60%	69.73%

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held for sale as of December 31, 2010

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

Summary Balance Sheet	December 31, 2010 (1)	December 31, 2009

Cash and cash equivalents	$20,297	$5,647
Securities	66,262	25,371
Loans held for sale	13,910	—
Loans, net	499,696	384,133
Goodwill	12,498	—

Other intangible assets, net	2,376	—

All other assets	36,794	23,660

Total assets	$651,833	$438,811

Deposit accounts	$562,187	$370,635
All other liabilities	37,787	40,908
Shareholders’ equity	51,859	27,268

Total liabilities and shareholders’ equity	$651,833	$438,811

(1)	Amounts include merger with ABI